Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Form 8-K of our report dated March 2, 2020, with respect to the consolidated financial statements of Carolina Financial Corporation and its Subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and our report dated March 2, 2020 with respect to the effectiveness of Carolina Financial Corporation and its Subsidiary’s internal control over financial reporting as of December 31, 2019.

/s/ Elliott Davis, LLC

Greenville, South Carolina

May 1, 2020